Exhibit 99.1

Stewart Reports Third Quarter 2022 Results

  Total revenues of $716.4 million ($722.8 million on an adjusted basis) compared to $836.7 million ($833.8 million on an adjusted basis) in the prior year quarter
  Net income of $29.4 million ($37.5 million on an adjusted basis) compared to $88.7 million ($86.4 million on an adjusted basis) in the prior year quarter
  Diluted EPS of $1.08 ($1.37 on an adjusted basis) compared to prior year quarter diluted EPS of $3.26 ($3.17 on an adjusted basis)

HOUSTON, Oct. 26, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the third quarter 2022 of $29.4 million ($1.08 per diluted share), compared to net income attributable to Stewart of $88.7 million ($3.26 per diluted share) for the third quarter 2021. On an adjusted basis, Stewart's third quarter 2022 net income was $37.5 million ($1.37 per diluted share) compared to $86.4 million ($3.17 per diluted share) in the third quarter 2021. Third quarter 2022 pretax income before noncontrolling interests was $45.5 million ($56.1 million on an adjusted basis) compared to pretax income before noncontrolling interests of $116.4 million ($113.6 million on an adjusted basis) for the third quarter 2021.

Third quarter 2022 results included $6.4 million of pretax net realized and unrealized losses, primarily related to net unrealized losses on fair value changes of equity securities investments recorded in the title segment. Third quarter 2021 results included $2.9 million of pretax net realized and unrealized gains primarily driven by an acquisition contingent liability adjustment recorded in the real estate solutions segment.

"Our third quarter results reflect the headwinds experienced from increased mortgage interest rates that have significantly impacted the market. We are managing our operations in a disciplined manner during these challenging times," commented Fred Eppinger, chief executive officer. "At the same time, we will continue to invest opportunistically to build a stronger and more resilient company. In line with our long-term focus on improving Stewart, we just welcomed to the Stewart family FNC Title Services, LLC, which specializes in providing title services for reverse mortgage transactions."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not add as presented due to rounding):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Total revenues	716.4	836.7	2,413.4	2,344.1
Pretax income before noncontrolling interests	45.5	116.4	211.9	319.9
Income tax expense	(10.8)	(23.1)	(48.4)	(70.5)
Net income attributable to noncontrolling interests	(5.3)	(4.7)	(14.5)	(11.6)
Net income attributable to Stewart	29.4	88.7	149.0	237.7
Non-GAAP adjustments, after taxes*	8.0	(2.2)	14.6	(13.7)
Adjusted net income attributable to Stewart*	37.5	86.4	163.6	224.0
Net income per diluted Stewart share	1.08	3.26	5.45	8.78
Adjusted net income per diluted Stewart share*	1.37	3.17	5.98	8.27

* Adjusted net income and adjusted net income per diluted share are non-GAAP measures. See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended September 30,
	2022	2021	% Change

Operating revenues	647.9	767.9	(16%)
Investment income	5.2	4.1	27%
Net realized and unrealized (losses) gains	(6.4)	0.3	(2,042%)
Pretax income	51.8	119.1	(56%)
Non-GAAP adjustments to pretax income*	10.7	(0.3)
Adjusted pretax income	62.5	118.8	(47%)
Pretax margin	8.0%	15.4%
Adjusted pretax margin*	9.6%	15.4%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

The title segment's operating revenues in the third quarter 2022 decreased $120.0 million, or 16 percent, compared to the third quarter 2021, primarily due to volume declines in our direct title and agency operations. Overall segment operating expenses in the third quarter 2022 decreased $58 million, or 9 percent, compared to the prior year quarter, primarily due to lower agency retention and title loss expenses, consistent with lower title revenues, and lower total employee costs and other operating expenses. Average independent agency remittance rate in the third quarter 2022 was 17.6 percent compared to 17.9 percent in the third quarter 2021. As a percentage of operating revenues, combined title employee costs and other operating expenses were 43.4 percent in the third quarter 2022 compared to 37.5 percent in the third quarter 2021, primarily due to lower revenues in the third quarter 2022.

Title loss expense in the third quarter 2022 decreased by $4.9 million, or 16 percent, compared to the prior year quarter, primarily due to lower title revenues. As a percentage of title revenues, title loss expense in the third quarter 2022 was 3.9 percent compared to 4.0 percent in the third quarter 2021. For the full year 2022, we anticipate our title losses will be approximately 4 percent of title revenues.

The segment's net realized and unrealized losses and gains in the third quarters 2022 and 2021, respectively, were primarily related to fair value changes of equity securities investments. Investment income in the third quarter 2022 increased compared to the prior year quarter, primarily as a result of higher interest income driven by the increased interest rate environment in the third quarter 2022.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2022	2021	% Change

Non-commercial:
Domestic	204.4	249.1	(18%)
International	33.8	44.2	(24%)
	238.2	293.3	(19%)
Commercial:
Domestic	61.0	64.5	(5%)
International	8.2	8.3	(1%)
	69.2	72.8	(5%)
Total direct title revenues	307.4	366.1	(16%)

Total non-commercial revenues declined $55.1 million, or 19 percent, primarily due to significantly lower residential purchase and refinancing activity during the third quarter 2022 compared to the prior year quarter. Domestic commercial revenues decreased $3.5 million, or 5 percent, in the third quarter 2022, primarily due to reduced transaction size compared to the third quarter 2021. Average domestic commercial fee per file was 11 percent lower in the third quarter 2022 at $13,700, compared to $15,400 in the third quarter 2021, while average residential fee per file increased 38 percent to $3,300, compared to $2,400 in the prior year quarter, due to a higher purchase mix in the third quarter 2022. Total international revenues in the third quarter 2022 decreased by $10.5 million, or 20 percent, primarily as a result of lower transaction volumes in our Canadian operations and weaker foreign currency exchange rates against the U.S. dollar compared to the prior year quarter.

Real Estate Solutions Segment

Summary results of the real estate solutions segment are as follows (dollars in millions):

	Quarter Ended September 30,
	2022	2021	% Change

Operating revenues	69.7	61.9	13%
Net realized gains	-	2.5	(100%)
Pretax income	3.4	2.8	21%
Pretax margin	4.8%	4.3%

Pretax income for the segment improved in the third quarter 2022, compared to the prior year quarter, primarily due to $7.8 million, or 13 percent, net increased revenues, driven by revenues from fourth quarter 2021 acquisitions, partially offset by lower revenues from appraisal management and notary solutions operations due to reduced market activity. Total operating expenses increased $4.7 million, or 8 percent, driven by higher employee costs related to increased employee count resulting from acquisitions and higher purchased intangible asset amortization expenses in the third quarter 2022 compared to the prior year quarter. Total intangible asset amortization expenses in the third quarters 2022 and 2021 were $5.8 million and $4.2 million, respectively; excluding these amortization expenses, pretax margin for the segment was 13.1 percent and 10.8 percent, respectively.

Corporate and Other Segment

Net expenses attributable to corporate operations in the third quarter 2022 increased $4.2 million, or 76 percent, to $9.7 million, compared to $5.5 million in the third quarter 2021, primarily as a result of higher interest expense resulting from debt issued in the fourth quarter 2021.

Expenses

Consolidated employee costs in the third quarter 2022 decreased $2.5 million, or 1 percent, compared to the third quarter 2021, primarily due to lower incentive compensation and temporary labor costs, partially offset by higher salaries and employee benefits primarily resulting from acquisitions. As a percentage of total operating revenues, consolidated employee costs for the third quarter 2022 were 27.2 percent compared to 23.8 percent in the third quarter 2021.

Total other operating expenses in the third quarter 2022 decreased by $1.4 million, or 1 percent, compared to the prior year quarter, primarily as a result of decreased costs tied to lower title and real estate solutions revenues, partially offset by higher technology and office closure costs. As a percentage of total operating revenues, consolidated other operating expenses for the third quarter 2022 were 21.1 percent compared to 18.4 percent in the third quarter 2021. The higher employee cost and other operating expenses ratios in the third quarter 2022 were primarily driven by lower operating revenues compared to the prior year quarter.

Other

Net cash provided by operations in the third quarter 2022 decreased to $48.9 million, compared to net cash provided by operations of $106.9 million in the third quarter 2021, primarily due to lower net income in the third quarter 2022.

Third Quarter Earnings Call

Stewart will hold a conference call to discuss the third quarter 2022 earnings at 8:30 a.m. Eastern Time on Thursday, October 27, 2022. To participate, dial (800) 343-5172 (USA) or (785) 424-1699 (International) - access code STCQ322. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on October 27, 2022 until midnight on November 3, 2022, by dialing (800) 938-2801 or (402) 220-9031 (International) - the access code is also STCQ322.

About Stewart

Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Title revenues:
Direct operations	307,408	366,091	976,364	999,098
Agency operations	340,470	401,762	1,154,546	1,138,023
Real estate solutions and other	69,737	61,934	281,152	176,057
Total operating revenues	717,615	829,787	2,412,062	2,313,178
Investment income	5,158	4,053	15,519	13,127
Net realized and unrealized (losses) gains	(6,374)	2,887	(14,194)	17,816
	716,399	836,727	2,413,387	2,344,121
Expenses:
Amounts retained by agencies	280,517	329,906	951,555	935,861
Employee costs	195,057	197,587	610,286	555,451
Other operating expenses	151,208	152,587	502,966	415,864
Title losses and related claims	25,486	30,345	81,105	92,687
Depreciation and amortization	14,067	9,144	42,103	22,394
Interest	4,553	712	13,471	1,960
	670,888	720,281	2,201,486	2,024,217
Income before taxes and noncontrolling interests	45,511	116,446	211,901	319,904
Income tax expense	(10,783)	(23,051)	(48,376)	(70,547)
Net income	34,728	93,395	163,525	249,357
Less net income attributable to noncontrolling interests	5,294	4,732	14,534	11,639
Net income attributable to Stewart	29,434	88,663	148,991	237,718

Net earnings per diluted share attributable to Stewart	1.08	3.26	5.45	8.78
Diluted average shares outstanding (000)	27,371	27,238	27,359	27,090

Selected financial information:
Net cash provided by operations	48,853	106,865	167,040	257,317
Other comprehensive loss	(24,606)	(6,781)	(65,061)	(12,245)

Third Quarter Domestic Order Counts:
Opened Orders 2022:	July	August	Sept	Total	Closed Orders 2022:	July	August	Sept	Total
Commercial	1,356	1,556	1,544	4,456	Commercial	1,316	1,594	1,534	4,444
Purchase	19,799	22,217	18,630	60,646	Purchase	15,436	16,394	14,762	46,592
Refinancing	6,629	7,257	6,161	20,047	Refinancing	4,674	5,200	4,469	14,343
Other	405	670	750	1,825	Other	419	468	532	1,419
Total	28,189	31,700	27,085	86,974	Total	21,845	23,656	21,297	66,798

Opened Orders 2021:	July	August	Sept	Total	Closed Orders 2021:	July	August	Sept	Total
Commercial	1,425	1,546	1,490	4,461	Commercial	1,412	1,393	1,399	4,204
Purchase	23,407	25,378	24,773	73,558	Purchase	19,045	19,072	18,453	56,570
Refinancing	20,732	22,662	20,980	64,374	Refinancing	14,727	16,574	16,248	47,549
Other	507	800	455	1,762	Other	285	570	284	1,139
Total	46,071	50,386	47,698	144,155	Total	35,469	37,609	36,384	109,462

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	320,933	485,919
Short-term investments	18,077	17,650
Investments in debt and equity securities, at fair value	669,627	679,214
Receivables – premiums from agencies	43,426	45,428
Receivables – other	81,010	81,623
Allowance for uncollectible amounts	(7,577)	(7,711)
Property and equipment, net	80,607	72,456
Operating lease assets, net	130,316	134,578
Title plants	73,358	76,859
Goodwill	961,726	924,837
Intangible assets, net of amortization	174,430	229,804
Deferred tax assets	4,328	3,846
Other assets	155,199	68,859
	2,705,460	2,813,362
Liabilities:
Notes payable	446,372	483,491
Accounts payable and accrued liabilities	184,065	287,326
Operating lease liabilities	146,309	149,417
Estimated title losses	547,214	549,614
Deferred tax liabilities	23,999	48,779
	1,347,959	1,518,627
Stockholders' equity:
Common Stock and additional paid-in capital	321,492	309,622
Retained earnings	1,090,938	974,800
Accumulated other comprehensive (loss) income	(64,808)	253
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,344,956	1,282,009
Noncontrolling interests	12,545	12,726
Total stockholders' equity	1,357,501	1,294,735
	2,705,460	2,813,362

Number of shares outstanding (000)	27,123	26,893
Book value per share	49.59	47.67

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Quarter Ended:	September 30, 2022				September 30, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	647,878	69,737	-	717,615	767,862	61,925	-	829,787
Investment income	5,157	1	-	5,158	4,053	-	-	4,053
Net realized and unrealized (losses) gains	(6,428)	-	54	(6,374)	331	2,500	56	2,887
	646,607	69,738	54	716,399	772,246	64,425	56	836,727
Expenses:
Amounts retained by agencies	280,517	-	-	280,517	329,906	-	-	329,906
Employee costs	179,911	12,357	2,789	195,057	187,151	7,574	2,862	197,587
Other operating expenses	101,343	47,813	2,052	151,208	101,141	49,684	1,762	152,587
Title losses and related claims	25,486	-	-	25,486	30,345	-	-	30,345
Depreciation and amortization	7,467	6,204	396	14,067	4,556	4,376	212	9,144
Interest	46	-	4,507	4,553	-	-	712	712
	594,770	66,374	9,744	670,888	653,099	61,634	5,548	720,281
Income (loss) before taxes	51,837	3,364	(9,690)	45,511	119,147	2,791	(5,492)	116,446

Nine Months Ended:	September 30, 2022				September 30, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	2,130,910	241,975	39,177	2,412,062	2,137,129	176,049	-	2,313,178
Investment income	15,501	18	-	15,519	13,127	-	-	13,127
Net realized and unrealized (losses) gains	(11,411)	-	(2,783)	(14,194)	7,693	2,500	7,623	17,816
	2,135,000	241,993	36,394	2,413,387	2,157,949	178,549	7,623	2,344,121
Expenses:
Amounts retained by agencies	951,555	-	-	951,555	935,861	-	-	935,861
Employee costs	558,376	38,603	13,307	610,286	524,468	22,071	8,912	555,451
Other operating expenses	294,606	167,760	40,600	502,966	269,444	140,668	5,752	415,864
Title losses and related claims	81,105	-	-	81,105	92,687	-	-	92,687
Depreciation and amortization	21,098	19,381	1,624	42,103	13,579	8,155	660	22,394
Interest	48	-	13,423	13,471	3	-	1,957	1,960
	1,906,788	225,744	68,954	2,201,486	1,836,042	170,894	17,281	2,024,217
Income (loss) before taxes	228,212	16,249	(32,560)	211,901	321,907	7,655	(9,658)	319,904

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for net realized and unrealized gains and losses, and other adjustments (sold real estate brokerage company), and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for net realized and unrealized gains and losses, office closure and severance expenses, and other adjustments. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and nine months ended September 30, 2022 and 2021 (dollars in millions, except share and per share amounts, and amounts may not add as presented due to rounding).

	Quarter Ended Sept. 30,			Nine Months Ended Sept. 30,
	2022	2021	% Chg	2022	2021	% Chg

Total revenues	716.4	836.7	(14%)	2,413.4	2,344.1	3%
Non-GAAP revenue adjustments:
Net realized and unrealized losses (gains)	6.4	(2.9)		14.2	(17.8)
Other adjustments	-	-		(39.2)	-
Adjusted total revenues	722.8	833.8	(13%)	2,388.4	2,326.3	3%

Pretax income	45.5	116.4	(61%)	211.9	319.9	(34%)
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	6.4	(2.9)		14.2	(17.8)
Office closure and severance expenses	4.2	-		4.2	-
Other adjustments	-	-		0.9	-
Adjusted pretax income	56.1	113.6	(51%)	231.3	302.1	(23%)
Adjusted pretax margin	7.8%	13.6%		9.7%	13.0%

Net income attributable to Stewart	29.4	88.7	(67%)	149.0	237.7	(37%)
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	6.4	(2.9)		14.2	(17.8)
Office closure and severance expenses	4.2	-		4.2	-
Other adjustments	-	-		0.9	-
Net tax effects of non-GAAP adjustments	(2.6)	0.7		(4.7)	4.1
Non-GAAP adjustments, after taxes	8.0	(2.2)		14.6	(13.7)
Adjusted net income attributable to Stewart	37.5	86.4	(57%)	163.6	224.0	(27%)

Diluted average shares outstanding (000)	27,371	27,238		27,359	27,090
Adjusted net income per share	1.37	3.17		5.98	8.27

Title segment revenues	646.6	772.2	(16%)	2,135.0	2,157.9	(1%)
Net realized and unrealized losses (gains)	6.4	(0.3)		11.4	(7.7)
Adjusted title segment revenues	653.0	771.9	(15%)	2,146.4	2,150.3	0%

Title segment pretax income	51.8	119.1	(56%)	228.2	321.9	(29%)
Non-GAAP revenue adjustments:
Net realized and unrealized losses (gains)	6.4	(0.3)		11.4	(7.7)
Office closure and severance expenses	4.2	-		4.2	-
Total adjustments	10.7	(0.3)		15.7	(7.7)
Adjusted title segment pretax income	62.5	118.8	(47%)	243.9	314.2	(22%)
Adjusted title segment pretax margin	9.6%	15.4%		11.4%	14.6%

CONTACT: Brian Glaze / David Hisey, Investor Relations, (713) 625-8761